UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2017

PolyOne Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On March 8, 2017, the Board of Directors (the “Board”) of PolyOne Corporation (the “Company”) increased its size from ten to eleven and elected Kim Ann Mink as director, effective immediately. Dr. Mink will serve for an initial term ending at the Company’s 2017 Annual Meeting of Shareholders. Dr. Mink was also named to the Environmental, Health and Safety Committee of the Board.

Dr. Mink, 57, is Chairman, President and Chief Executive Officer of Innophos Holdings, Inc. (“Innophos”), a leading international producer of performance-critical and nutritional functional ingredients, with applications in food, health and industrial specialties markets. Prior to joining Innophos in 2015, Dr. Mink served as Business President of Elastomers, Electrical and Telecommunications of the Dow Chemical Company (“Dow”), a specialty chemicals provider, beginning in 2012, and as Global General Manager, Performance Materials and President and Chief Executive Officer of ANGUS Chemical Co. (then a fully-owned subsidiary of Dow), beginning in 2009.

As a non-employee director, Dr. Mink will receive compensation in the same manner as the Company’s other non-employee directors, which compensation the Company previously disclosed in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 1, 2016; provided, however, that, effective October 1, 2016, the Board increased the annual retainer to $210,000, consisting of $95,000 in cash and $115,000 in value of fully vested common shares of the Company. The Company entered into an Indemnification Agreement with Dr. Mink. The Indemnification Agreement will be in the same form as the form indemnification agreement for directors that the Company previously reported the Board had approved on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PolyOne Corporation

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Senior Vice President, General Counsel and Secretary

Date: March 10, 2017